Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Overland Park, KS, April 25, 2007 — Waddell & Reed Financial, Inc. (NYSE: WDR) reported first quarter net income of $28.7 million, or $0.35 per diluted share compared to net income of $30.0 million, or $0.36 per diluted share in last year’s fourth quarter and net income of $24.6 million, or $0.30 per diluted share in the first quarter of 2006.  Last year’s first quarter included a pre-tax charge of $1.9 million ($1.3 million net of tax, or $0.01 per diluted share) related to separation costs at Austin Calvert & Flavin, Inc.

Operating revenues of $189 million increased 2% sequential quarterly and 9% compared to last year’s first quarter.  The operating margin improved to 24.2% compared to 23.5% and 23.0% for the fourth and first quarters of 2006, respectively.  A line-item discussion of our operating results is included below.

Business Discussion

Gross sales of $2.4 billion represented a record quarterly level, while net sales remained modestly positive at $26 million.  Assets, for the first time in the Company’s history, reached $50 billion.

Advisors channel

Gross sales in our Advisors channel increased 2% from last year’s fourth quarter and declined 7% compared to last year’s first quarter.  Net sales in the channel were disappointing with outflows of $132 million during the first quarter of 2007.  This compares to outflows of $93 million and $6 million for the fourth and first quarters of 2006, respectively.  Late in the quarter, we launched two new fee-based asset allocation products which are meeting with strong acceptance by our advisors and showing promising results early in the second quarter.  The expected launch of these much anticipated products may have held back sales somewhat in the first quarter.

Advisor productivity increased 6% sequentially and declined 4% compared to the same period last year.  The rate of change in productivity differed from the rate of change in sales due to our usual seasonal drop in advisor headcount.  We expect to re-engage headcount growth in 2007.

Wholesale channel

Sales in our Wholesale channel hit an all-time quarterly high at $1.3 billion during the current quarter, increasing 15% compared to $1.1 billion during the fourth quarter and 13% compared to $1.2 billion during the same period last year.  Net sales of $704 million during the quarter remain strong and imply a 26% annualized organic growth rate for this channel.  Assets under management reached $12 billion.

Institutional channel

Outflows rose during the quarter to $546 million compared to outflows of $296 million during the fourth quarter and $278 million during the first quarter of 2006.  The increase in outflows stems from higher redemption activity, and resulted in a redemption rate of 48.0%.  Redemptions were varied and spread across many investment disciplines, including large cap growth, small cap growth, core equity, and international growth.

Management commentary

 “We have made significant progress in diversifying our distribution network and our efforts are beginning to be reflected in our operating margin,” said Hank Herrmann, Chief Executive Officer of Waddell & Reed Financial, Inc.  “Assets under management reached $50 billion, and provide the scale necessary for us to continue investing for growth and supporting margin improvements over time.”

Management Fee Revenue Analysis

On a sequential quarter basis, revenues increased at a lower rate than average assets under management due to two fewer days during the current quarter.  The effective management fee rate remained nearly unchanged.

Compared to last year’s first quarter, revenue growth was in line with the growth in average assets under management.  The effective management fee rate remained nearly unchanged.  The fee reduction mandated on certain mutual funds by a regulatory settlement (effective October 1, 2006) was offset by a mix shift in assets under management.

The effective management fee rate during the current quarter was 68.4 basis points, compared to 68.2 basis points and 68.6 basis points in the fourth and first quarters of 2006, respectively.

Underwriting and Distribution Analysis

Advisors channel

On a sequential quarterly basis, revenues were essentially flat as higher load and insurance product sales were offset by lower financial planning fees.  Direct expenses, which typically correlate to revenues, were lower in the fourth quarter as we adjusted estimates related to compensation tied to production.  This resulted in a sequential increase in expenses.  Indirect expenses remained almost unchanged.

Compared to last year’s first quarter, revenues increased slightly as higher insurance commission and asset-based Rule 12b-1 service fee revenues offset lower load sales commissions.  Higher expenses were due in part to higher direct expense costs associated with commissions and Rule 12b-1 payouts.  The remainder of the increase is attributable to indirect expenses, namely higher compensation, legal and advertising expenses, and offset partially by lower sales meeting costs.

Wholesale channel

Sequentially, approximately 75% of the increase in revenues is attributable to higher asset-based Rule 12b-1 service and distribution fees, driven by higher average assets under management.  The remainder of the increase is due to higher sales volume at Legend.  Direct expenses increased on higher sales volume while indirect expenses declined due to lower travel and marketing costs.

Compared to last year’s first quarter, revenues increased largely on higher Rule 12b-1 service and distribution fees and to a lesser extent, higher sales volume at Legend.  The increase in expenses is largely attributable to direct expenses, which were driven by higher sales volume, and asset-based Rule 12b-1 service and distribution fee expenses.  The increase in indirect expenses was tied to a number of items, including higher marketing, business travel and compensation costs.

Operating Expense Analysis

On a sequential quarterly basis, operating expenses increased slightly.  Higher underwriting and distribution expenses (as discussed above) were the primary cause of higher costs.  To a lesser extent, higher subadvisory expenses also contributed to the increase in costs.  Partially offsetting these cost increases were lower compensation and related costs.  Our fourth quarter results included higher costs for bonus accruals, which resulted in a sequential cost decline.

Compared to last year’s first quarter, costs increased primarily on higher underwriting and distribution costs (as discussed above) and to a lesser extent, higher subadvisory costs.  Partially offsetting this increase were lower compensation costs.  Last year’s first quarter included a $1.9 million charge for employee separation costs at ACF and an after-tax addition to net income of $321 thousand to recapture the cumulative effect of the implementation of SFAS 123R “Share-Based Payment, (revised 2004)”.

The 2007 annual restricted stock grant resulted in the issuance of an additional 1.1 million shares of restricted stock.  These shares, like those issued in previous years, will vest on a straight line basis over the next four years.

For the quarter ended March 31, 2007, subadvised average assets under management were $8.7 billion, compared to $8.4 billion and $6.1 billion for the fourth and first quarters of 2006, respectively.

Other

Investment and other income was lower in the first quarter of 2007 compared to fourth quarter 2006 due to a reduction in capital gain and dividend distributions, and recognized gains from sales in our mutual fund investment portfolio.  Compared to last year’s first quarter, investment income was slightly higher due mainly to higher earnings on cash balances.

Our effective income tax rate for the first quarter of this year was higher when compared to fourth quarter 2006 due to state incentives recognized in our fourth quarter tax provision.  There were no state tax incentives recognized in this year’s first quarter; however, we do expect to recognize additional state incentives based on future capital spending.  The adoption of FIN 48 “Accounting for Uncertainty in Income Taxes,” had little impact on our effective rate in the first quarter.

Balance Sheet Information

Cash and cash equivalents and investment securities are $229 million (including $40 million held for the exclusive benefit of customers in compliance with federal securities industry regulations).  We have no short-term outstanding borrowings against our money market loan program or our $200 million credit facility.

Stockholders’ equity is $229 million and there are 83.3 million shares outstanding.  During the quarter, we repurchased 1,465,000 shares of common stock in the open market at an aggregate cost of $38.8 million.

WADDELL & REED FINANCIAL, INC.

Unaudited Schedule of Selected Operating Data

(Amounts in thousands, except for per share data)

	Three Months Ended				Three Months Ended
	March 31,		Change		December 31,	Change
	2007	2006	$	%	2006	$	%
Operating Revenues:
Investment management fees	$82,860	$74,049	8,811	11.9	$81,331	1,529	1.9
Underwriting and distribution fees	84,016	77,012	7,004	9.1	82,044	1,972	2.4
Shareholder service fees	22,623	22,009	614	2.8	22,317	306	1.4
Total operating revenues	189,499	173,070	16,429	9.5	185,692	3,807	2.1

Operating Expenses:
Underwriting and distribution	94,397	84,754	9,643	11.4	92,313	2,084	2.3
Compensation and related costs(1)	26,932	28,942	(2,010)	-6.9	28,315	(1,383)	-4.9
General and administrative	10,083	10,246	(163)	-1.6	9,839	244	2.5
Subadvisory fees	9,215	6,549	2,666	40.7	8,650	565	6.5
Depreciation	3,043	2,853	190	6.7	2,945	98	3.3
Total operating expense	143,670	133,344	10,326	7.7	142,062	1,608	1.1

Operating Income	45,829	39,726	6,103	15.4	43,630	2,199	5.0

Investment and other income	2,480	2,264	216	9.5	5,131	(2,651)	-51.7
Interest expense	(2,984)	(3,254)	(270)	-8.3	(2,941)	43	1.5

Income before taxes	45,325	38,736	6,589	17.0	45,820	(495)	-1.1
Provision for taxes	16,598	14,144	2,454	17.4	15,869	729	4.6

Net Income	28,727	24,592	4,135	16.8	29,951	(1,224)	-4.1
Net income per share - diluted	0.35	0.30	0.05	16.7	0.36	(0.01)	-2.8
Weighted average shares outstanding - diluted	82,803	82,943			83,169

Operating margin	24.2%	23.0%			23.5%
Waddell & Reed Advisors U&D margin(2)	-5.8%	-3.6%			-3.9%

(1)             Includes equity compensation of $4,864, $5,448, and $5,679 thousands, respectively

(2)             Excludes our wholesale underwriting and distribution activities

WADDELL & REED FINANCIAL, INC.

Underwriting and Distribution

For the quarter ended

(Amounts in thousands)

		Wholesale
March 31, 2007	Advisors	Third-Party	Legend	Total
Revenues	$56,807	$12,968	$14,241	$84,016

Expenses
Direct	39,340	16,951	9,478	65,769
Indirect	20,775	5,001	2,852	28,628
Total Expenses	60,115	21,952	12,330	94,397

Net U&D	$(3,308)	$(8,984)	$1,911	$(10,381)

Margin	-5.8%	n/m	13.4%

March 31, 2006
Revenues	$56,280	$7,909	$12,823	$77,012

Expenses
Direct	38,468	11,091	8,654	58,213
Indirect	19,866	3,832	2,843	26,541
Total Expenses	58,334	14,923	11,497	84,754

Net U&D	$(2,054)	$(7,014)	$1,326	$(7,742)

Margin	-3.6%	n/m	10.3%

December 31, 2006
Revenues	$56,911	$11,446	$13,687	$82,044

Expenses
Direct	38,053	15,671	9,181	62,905
Indirect	21,050	5,295	3,063	29,408
Total Expenses	59,103	20,966	12,244	92,313

Net U&D	$(2,192)	$(9,520)	$1,443	$(10,269)

Margin	-3.9%	n/m	10.5%

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

March 31, 2007	Advisors	Wholesale	Institutional	Total
Beginning Assets	$29,905	$10,819	$7,677	$48,401

Sales (net of commissions)	783	1,300	353	2,436
Redemptions	(915)	(596)	(899)	(2,410)
Net Sales	(132)	704	(546)	26

Net Exchanges	(39)	37	0	(2)
Reinvested Dividends and Capital Gains	65	12	28	105
Net Flows	(106)	753	(518)	129

Market Appreciation	628	424	156	1,208
Ending Assets	$30,427	$11,996	$7,315	$49,738

March 31, 2006
Beginning Assets	$27,188	$6,729	$7,946	$41,863

Sales (net of commissions)	843	1,151	172	2,166
Redemptions	(849)	(348)	(450)	(1,647)
Net Sales	(6)	803	(278)	519

Net Exchanges	(64)	60	0	(4)
Reinvested Dividends and Capital Gains	48	10	29	87
Net Flows	(22)	873	(249)	602

Market Appreciation	1,464	625	298	2,387
Ending Assets	$28,630	$8,227	$7,995	$44,852

December 31, 2006
Beginning Assets	$28,552	$9,483	$7,578	$45,613

Sales (net of commissions)	767	1,127	229	2,123
Redemptions	(860)	(549)	(525)	(1,934)
Net Sales	(93)	578	(296)	189

Net Exchanges	(52)	50	0	(2)
Reinvested Dividends and Capital Gains	8	(29)	24	3
Net Flows	(137)	599	(272)	190

Market Appreciation	1,490	737	371	2,598
Ending Assets	$29,905	$10,819	$7,677	$48,401

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items
	1Q 07	1Q 06	% change	4Q 06	% change
Redemption rates - long-term assets
Advisors	9.8%	9.8%		9.2%

Wholesale	21.0%	18.3%		21.0%

Institutional	48.0%	22.7%		21.4%

Total	18.4%	13.7%		14.8%

Sales per advisor (000s)(1)
Total	249	259	-3.9%	234	6.4%

2+ Years	367	395	-7.1%	336	9.2%

0 to 2 Years	76	71	7.0%	73	4.1%

Gross production per advisor (000s)(2)	16.1	15.9	1.3%	15.5	3.9%

Number of advisors(3)	2,171	2,299	-5.6%	2,255	-3.7%

Number of shareholder accounts (000s)	2,969	2,733	8.6%	2,899	2.4%

Number of shareholders	663,060	646,231	2.6%	656,949	0.9%

(1)             Average commissionable sales per Waddell & Reed Advisor

(2)             Average gross commission generated per Waddell & Reed Advisor

(3)             Excludes Legend retirement advisors

Lipper Ranking
Percentage of funds	1 Year	3 Years	5 Years
Equity Funds
Top Quartile	23%	50%	41%
Top Half	52%	75%	68%
All Funds
Top Quartile	22%	42%	33%
Top Half	55%	68%	60%

MorningStar Ranking
Percentage of funds with 4 or 5 stars	Overall	3 Years	5 Years
Equity Funds	32%	29%	33%
All Funds	25%	23%	25%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, April 25, 2007 at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, CEO, will review our first quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through May 1st.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, a drop off in sales or a reduction in net asset flows, increased expenses, unexpected and adverse results of litigation or regulation, governmental investigation, settlements of such investigations and regulatory investigations of the Company, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.